UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2026

Anteris Technologies Global Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-42437	99-1407174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD Australia	4066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +61 7 3152 3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On September 4, 2026, Anteris Technologies Global Corp. (the “Company”) appointed Brent Moen as its Chief Financial Officer, effective September 11, 2026.

Mr. Moen, age 59, is an experienced financial executive with more than 25 years of leadership experience, including Chief Financial Officer roles at both public and private companies. He has extensive expertise in capital markets, investor relations, mergers and acquisitions, and scaling growth-oriented organizations, including medical technology companies. Mr. Moen previously served as Chief Financial Officer of LifeLens Technologies from September 2023 to March 2026, Chief Financial Officer of Tactile Systems Technology from September 2018 to April 2023, and Chief Financial Officer of Entellus Medical from May 2016 to March 2018.  Mr. Moen holds a Bachelor of Accountancy from the University of North Dakota.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement, effective as of September 11, 2026, with Mr. Moen, which provides for the following: (1) an annual base salary of $475,000, (2) a short-term target annual bonus opportunity of up to 50% of his base salary (prorated for 2026), subject to performance metrics established by the Company’s Board of Directors or the Compensation Committee (the “Committee”) of the Board of Directors, (3) eligibility to participate in the Company’s long-term incentive plan and receive annual long-term incentive compensation awards (including a 2026 calendar year long-term incentive compensation award with a total target value of $500,000), and (4) eligibility to participate in other employee benefit plans generally available to senior executives of the Company from time to time. With respect to the 2026 long-term incentive compensation award, the Committee approved the grant to Mr. Moen, effective September 11, 2026 (the “Date of Grant”), under the Anteris Technologies Global Corp. Equity Incentive Plan of nonqualified stock options with a target value of $500,000 and an exercise price equal to the fair market value of a share of the Company’s common stock on the Date of Grant. This award will generally vest in substantially equal installments on each of the first three anniversaries of the Date of Grant and have a 10-year term.

Mr. Moen’s employment agreement also provides that he will be eligible for severance benefits, including nine months of base salary continuation and, if he elects continuation coverage under the Company’s medical plan pursuant to COBRA, reimbursement of 100% of his COBRA premiums for up to nine months, in each case upon termination of his employment by the Company without cause and subject to execution of a release of claims. The employment agreement also contains obligations of Mr. Moen regarding confidentiality, non-solicitation, and invention assignment.

The foregoing description of Mr. Moen’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Mr. Moen will also enter into the Company’s standard form of indemnification agreement.

Mr. Moen has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, nor are any such transactions currently proposed. There are no arrangements or understandings between Mr. Moen and any other persons pursuant to which Mr. Moen is being appointed as Chief Financial Officer, and there are no family relationships between Mr. Moen and any director or executive officer of the Company.

Transition of Matthew McDonnell

Effective as of September 11, 2026, Matthew McDonnell will commence service as the Company’s Head of Australia and will cease to serve as Chief Financial Officer of the Company. As Head of Australia, Mr. McDonnell will continue as an employee of the Company under his current compensation and benefit arrangements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement, between Anteris Technologies Global Corp. and Brent Moen, dated September 4, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anteris Technologies Global Corp.

Date: September 8, 2026	By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Vice Chairman and Chief Executive Officer